Exhibit 3.107

ARTICLES OF INCORPORATION of

Emergency Medicine Education Systems, Inc

Pursuant to Article 3.02 of the Texas Business Corporation Act, the undersigned incorporator submits these articles of Incorporation for the purpose of forming a for-profit corporation

Article 1 The name of the corporation is Emergency Medicine Education Systems, Inc

Article 2 The corporation’s period of duration is perpetual.

Article 3 The purpose or purposes for which the corporation is organized is to engage in any lawful act or activity by the Texas Business Corporation Act

Article 4 The corporation is authorized to issue one class of stock, that stock being 1000 shares of no par value, common stock, with identical rights and privileges, the transfer of which is restricted to the bylaws of the corporation

Article 5 The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1000 00

Article 6 The name of the corporation’s registered agent, and the street address of the corporation’s registration is

David Mendelson	8019 North MacArthur Blvd. #3080, Irving, Texas 75063

Article 7 The number of directors constituting the initial directors is two The names and street addresses of the initial Directors are as follows

David Mendelson	8019 North MacArthur Blvd #3080, Irving, Texas 75063
Paul Kivela	827 The Pines, Hinsdale, Illinois 60521

Article 8 The name and street address of the sole incorporator of this corporation is

David Mendelson	8019 North MacArthur Blvd #3080, Irving, Texas 75063

Article 9 No Director shall be held liable to the corporation or its shareholders for monetary damages due to a breach of fiduciary duty, unless the breach is result of self-dealing, intentional misconduct, or illegal actions

In witness whereof, the undersigned incorporator has executed these Articles of Incorporation on the date below. The undersigned incorporator hereby declares, under penalty of perjury, that the statements made in the foregoing Articles of Incorporation are true, and that the incorporator is at least eighteen years of age

Date 4/15/97

Signature of Incorporator

/s/ David Mendelson